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                                                                      EXHIBIT 11


                            Broadway & Seymour, Inc.
                        Computation of Earnings per Share
                      (In thousands, except per share data)
                                   (Unaudited)



                                                            Three months ended
                                                           Mar. 31,    Mar. 31,
                                                             1998        1997
                                                           -------     ------
Net income                                                 $    1      $  480
                                                           ======      ======
Basic earnings per share:

    Weighted average common shares outstanding              9,190       9,009
                                                           ======      ======
    Net income per common share                            $ 0.00      $ 0.05
                                                           ======      ======

Diluted earnings per share:
    Weighted average common shares outstanding              9,190       9,009

    Addition from assumed exercise of stock options            17         122
                                                           ------      ------

    Weighted average common and common equivalent
        shares outstanding                                  9,207       9,131
                                                           ======      ======

    Net income per common and common equivalent share      $ 0.00      $ 0.05
                                                           ======      ======
